Exhibit 10.1

THE GYMBOREE CORPORATION

500 Howard Street

San Francisco, California 94105

October 3, 2013

Dear Kip:

The purpose of this letter agreement (the “Agreement”) is to set out the terms of your transition from your current role as President of The Gymboree Corporation (the “Company”). You will cease to be the Company’s President effective as of December 31, 2013 (such date, the “First Transition Date”). The terms on which you will continue to provide services to the Company following the First Transition Date, initially as an employee and then as an independent contractor, are as follows:

1.	Base Salary Through First Transition Date. Subject to your continued employment through the First Transition Date, you will continue to be paid your annual base salary at the rate in effect as of the date hereof on the Company’s regular payroll schedule.

2.	Annual Bonus for 2013. You will be eligible to receive an annual cash bonus under the Company’s annual bonus program in respect of the Company’s 2013 fiscal year with a target amount equal to 100% of your annual base salary as of the First Transition Date, subject to (i) your continued employment with the Company through the First Transition Date, and (ii) the Release (as defined below) becoming effective as described in Section 12 below. Any annual bonus payable to you in respect of the Company’s 2013 fiscal year shall be paid to you at the time bonuses are paid to other executives of the Company and in all events prior to December 31, 2014. For the avoidance of doubt, you will not be eligible for an annual bonus in respect of the Company’s 2014 fiscal year.

3.	Creative Advisor and Consulting Services. Subject to your remaining employed with the Company through the First Transition Date, beginning on January 1, 2014 and continuing through April 30, 2014 (such date, the “Second Transition Date” and such period, the “Creative Advisor Term”), you will continue to be employed as a Creative Advisor to the Company. In that role you will perform such services as are requested by the Company. Subject to your remaining employed with the Company through the Second Transition Date, beginning on May 1, 2014 and continuing through December 31, 2014 (the “Consulting Term”, and together with the Creative Advisor Term, the “Term”) you will perform such consulting services as the Company reasonably requests, subject to the limitations set forth in Section 8 below (collectively, the “Consulting Services”). You will determine the method, timing, and means of performing the Consulting Services, subject to the reasonable requests of the Company. You will devote such business time as is necessary or desirable to fully perform hereunder.

4.	Status of Employee Benefits. Following the First Transition Date, you and your eligible dependents will remain eligible to participate in all employee benefit plans of the Company that are made available generally to senior executive officers of the Company, subject to the terms of such plans; provided that you will not earn vacation or other similar benefits at any time after the First Transition Date. As of the Second Transition Date, except for any right you may have to continue your participation and that of your eligible dependents in the Company’s group medical, dental, and vision plans under the federal law known as “COBRA”, your participation in all employee benefit plans of the Company will end in accordance with the terms of those plans. To the extent you properly elect COBRA continuation coverage, beginning on May 1, 2014, the Company shall, to the extent permitted under applicable law, reimburse you on a monthly basis for the full cost of the premiums due for such coverage for a period that ends on the earlier to occur of (i) expiration or early termination of COBRA continuation coverage in accordance with the requirements of COBRA, and (ii) December 31, 2014. In the event the Company’s payment obligations end based on clause (ii) of the foregoing sentence, you shall be responsible for properly paying the full cost of the premiums due for any future COBRA continuation coverage to which you are then entitled.

5.

Repurchase of Units. Notwithstanding anything to the contrary in the Shareholders Agreement dated December 23, 2011 by and among, Gymboree Holding, Ltd. (“Holding”), Giraffe Holding, Inc., you and certain other parties (the “Shareholders Agreement”), the parties hereto agree that Holding will repurchase the 100,008 shares of Class A common stock of Holding, 11,112 shares of Class B common stock of Holding and 1,166 shares of Class C common stock of Holding currently held by you (or, if applicable, your Management Call Group (as defined in the

Shareholders Agreement)) within 30 days of the latest date set forth on the signature page hereto for an amount equal to the Fair Market Value (as defined in the Shareholders Agreement) of such shares. Such repurchase shall be made in accordance with the procedures set forth in Section 5.2 of the Shareholders Agreement.

6.	Treatment of Stock Options. Notwithstanding anything to the contrary in the Giraffe Holding, Inc. 2010 Equity Incentive Plan (the “Equity Plan”) or any option agreement thereunder, for purposes of the Equity Plan and all outstanding options issued to you thereunder (your “Options”), your “Employment” (as defined in the Equity Plan) will be deemed to terminate, and vesting shall cease with respect to your Options, as of the First Transition Date. Except as set forth in the immediately preceding sentence, the terms applicable to your Options shall remain unchanged.

7.	Compensation for the Services. During the Term, as full compensation for all services performed by you for the Company and its affiliates, and subject to your performance hereunder (including, without limitation, compliance the restrictive covenants described in Section 5 of the Prior Agreement (as defined below) as modified by Section 9 below) the Company will pay you compensation at an annual rate of $192,000 (the “Base Compensation”). During the Creative Advisor Term, the Base Compensation shall be payable in accordance with the Company’s regular payroll schedule, subject to your continued service to the Company through the date of the payment. On the Second Transition Date, you will receive pay for all work you performed for the Company through your final payroll period, to the extent not previously paid. During the Consulting Term, the Base Compensation shall be payable in equal monthly installments, subject to your continued service to the Company through the date of the payment.

8.	Relationship of the Parties. It is expressly understood and agreed by you and the Company that, during the Consulting Term, you shall be an independent contractor in the performance of each and every part of this Agreement and that nothing contained in this Agreement is intended, or shall be construed, to establish an employment, partnership or joint venture relationship between you and the Company or as constituting the exercise by the Company of control or direction over the manner or method by which you perform the Consulting Services. You shall be an agent of the Company only to the extent necessary for you to perform the Consulting Services. Other than as set forth in the immediately preceding sentence, you shall have no right, power or authority in any way to bind the Company or any of its affiliates to the fulfillment of any condition, contract or obligation or to create any liability binding on the Company.

9.	Restrictive Covenants. You hereby acknowledge and agree that you will remain subject to the restrictive covenants set forth in Section 5 of the letter agreement, dated as of October 31, 2012 between you and the Company (the “Prior Agreement”) following the execution of this Agreement; provided that, the post-employment non-competition, non-solicitation and non-hire periods described in the Prior Agreement shall commence upon the date you cease performing services hereunder (rather than upon your termination of employment with the Company) and shall end on the first anniversary of such date. You further acknowledge and agree that the Company’s obligation to pay the Base Compensation pursuant to Section 7 above is expressly conditioned on your compliance with Section 5 of the Prior Agreement, as modified by this Section 9.

10.	Return of Documents and Other Property. You agree that upon the termination of your services to the Company, you will return to the Company any and all records, documents, materials and information (whether in hardcopy, on electronic media or otherwise) related to the business (whether present or otherwise) of the Company and its affiliates, and all keys, access cards, credit cards, computer hardware and software, telephones and telephone-related equipment, and all other property of the Company or its affiliates in your possession or control.

11.	Withholding. The payments made by the Company under this Agreement will be reduced by all taxes and other amounts required to be withheld by the Company under applicable law and all other lawful deductions authorized by you.

12.	Release of Claims. As soon as reasonably practicable following the First Transition Date, you will sign a general release of claims (the “Release”) in the form attached hereto as Exhibit A. You will be given 21 days to consider the Release and the Release will take effect on the eighth day following the date of your signing, provided you do not timely revoke it by providing written notice to the Company. The payment due under Section 2 of this Agreement is expressly conditioned on the Release becoming effective within 60 days of the First Transition Date.

13.	Miscellaneous.

a.

Merger Clause; Severability. This Agreement contains the entire agreement between you and the Company, and supersedes all prior and contemporaneous communications, agreements and understandings, whether written or oral, with respect to your employment and the termination thereof,

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including, without limitation, the severance provisions contained in Section 4 of the Prior Agreement, and your consulting arrangement with the Company; provided that the Prior Agreement, unless earlier terminated, shall remain in effect through the First Transition Date at which point it shall immediately terminate in full (other than Section 5 of the Prior Agreement, as modified by Section 9 above, which shall survive the First Transition Date). In the event that your employment with the Company terminates prior to the First Transition Date, this Agreement shall terminate immediately and become null and void in all respects. This Agreement shall not be construed strictly for or against you, the Company, Holding or any released party described in the Release. The provisions of this Agreement are severable, which means that if any provision is held to be invalid or unenforceable, it shall not affect the validity or enforceability of any other provision.

b.	Amendment; Headings. This Agreement may not be modified or amended, and no breach will be deemed to be waived, unless agreed to in writing by you and the Company. The captions and headings in this Agreement are for convenience only, and in no way define or describe the scope or content of any provision of this Agreement.

c.	Continued Performance. The obligations of the Company to make payments to you and to provide you with benefits under this Agreement are expressly conditioned upon your continued full performance of your obligations under this Agreement. Nothing in this Agreement shall give you the right to continue as an employee or other service provider of the Company or any of its affiliates.

d.	Governing Law and Venue. This Agreement is governed by the laws of the state of Delaware. The parties agree that Delaware courts shall have exclusive jurisdiction and venue over any claim made by any of the parties hereunder. The parties further agree that the Delaware courts have personal jurisdiction over the parties to this Agreement.

[The remainder of this page is left intentionally blank.]

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If the terms of this Agreement are acceptable to you, please promptly sign, date and return it to the General Counsel of the Company.

The Gymboree Corporation		Gymboree Holding, Ltd.

By:	/s/ Mark Breitbard	By:	/s/ Mark Breitbard
Mark Breitbard		Mark Breitbard
Its: Chief Executive Officer		Its: Director

Date: October 3, 2013		Date: October 3, 2013

Giraffe Holding, Inc.

By:	/s/ Mark Breitbard
Mark Breitbard
Its: Chief Executive Officer

Date: October 3, 2013

Accepted and Agreed:

/s/ Kip Garcia
Kip Garcia

Date: October 3, 2013

Exhibit A

Release of Claims

In exchange for the opportunity to earn an annual bonus as set forth in Section 2 of the letter agreement between you, The Gymboree Corporation (the “Company”) and Gymboree Holding, Ltd., dated October 1, 2013 (the “Agreement”), and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, on your own behalf and that of your heirs, executives, administrators, beneficiaries, personal representatives and assigns, you, KIP GARCIA, agree that this release of claims (this “Release”) shall be in complete and final settlement of any and all causes of action, rights and claims, whether known or unknown, that you have had in the past, now have, or might now have, in any way related to, connected with or arising out of your employment or its termination or relating to employment discrimination claims (including claims of race or sex discrimination and/or sexual harassment, and/or age) and/or retaliation under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, 42 U.S.C. § 1981, the Age Discrimination in Employment Act, 29 U.S.C. § 626 (ADEA), the Genetic Information Nondiscrimination Act of 2008, and all employment discrimination claims arising under any similar state and local laws, disputed wages, or claims for any back wages or overtime, claims for benefits (including any and all of employee benefit, fringe benefit, stock benefit, or severance-related programs, arrangements, and plans), claims for paid leave, and including claims under the Fair Labor Standards Act or the Equal Pay Act, the WARN Act, the Employee Retirement Income Security Act of 1974 (ERISA), and any similar state and local laws, disability discrimination claims under the Americans with Disabilities Act, and applicable state and local laws, wrongful discharge and/or breach of contract claims, claims arising under the Family & Medical Leave Act, tort claims, including invasion of privacy, defamation, fraud, and infliction of emotional distress and any similar state and local laws, and/or any other federal, state or local laws, regulations or other requirement, and you hereby release and forever discharge the Company, its subsidiaries, affiliates and any direct or indirect parent (including but not limited to Giraffe Holding, Inc. and Gymboree Holding, Ltd.) or controlling companies and its subsidiaries and affiliates and all of their past, present, and future officers, directors, trustees, shareholders, employees, employee benefit plans, agents, general and limited partners, members, managers, joint venturers, investors, representatives, successors and assigns, and all others connected with any of them, both individually and in their official capacities, from any and all such causes of action, rights and claims. Further, you represent and warrant that you have not filed any such claim to date, nor have you assigned any such claim to any other person or entity.

This Release creates legally binding obligations, and the Company therefore advises you to consult an attorney before signing it. In signing this Release, you give the Company assurance that you have signed it voluntarily and with a full understanding of its terms; that you have had sufficient opportunity, before signing this Release, to consider its terms and to consult with an attorney, if you wished to do so; and that, in signing this Agreement, you have not relied on any promises or representations, express or implied, from the Company or any of its affiliates.

If the terms of this Release are acceptable to you, you must sign, date and return it to the General Counsel of the Company within 21 days of the date you receive it. You may revoke this Release at any time during the seven-day period immediately following the date of your signing by written notice of such revocation to the undersigned. If you do not revoke it, then, at the expiration of that seven-day period, this Release will take effect as a legally binding agreement between you and the Company on the basis set forth above.

THIS RELEASE MUST BE SIGNED AND DELIVERED TO THE GENERAL COUNSEL OF THE GYMBOREE CORPORATION BY THE DEADLINE IN THE IMMEDIATELY PRECEDING PARAGRAPH IN ORDER FOR YOU TO RECEIVE THE PAYMENT DESCRIBED IN SECTION 2 OF THE AGREEMENT. YOU MAY NOT SIGN THIS RELEASE BEFORE THE FIRST TRANSITION DATE (AS DEFINED IN THE AGREEMENT).

Accepted and Agreed:

Kip Garcia

Date: